UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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BSQUARE CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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BSQUARE CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 24, 2014

TO THE SHAREHOLDERS:

Notice is hereby given that the 2014 Annual Meeting of Shareholders of BSQUARE Corporation, a Washington corporation (the “Company”), will be held on Tuesday, June 24, 2014 at 10:00 a.m., local time, at the Company’s offices at 110 110th Avenue NE, Suite 300, Bellevue, Washington 98004, for the following purposes:

1.	To elect Andrew S.G. Harries as a Class II Director, to serve for the ensuing three years and until his successor is duly elected and qualified;

2.	To conduct an advisory vote on executive compensation;

3.	To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and

4.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 21, 2014 as the record date for the determination of shareholders entitled to vote at this meeting. Only shareholders of record at the close of business on April 21, 2014 are entitled to receive notice of, and to vote at, the meeting and any adjournment thereof.

All shareholders are invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if the shareholder has previously returned a proxy.

By Order of the Board of Directors

Scott C. Mahan
Senior Vice President, Operations,
Chief Financial Officer, Secretary and Treasurer
Bellevue, Washington
May 14, 2014

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 24, 2014: The proxy statement and annual report to shareholders are available at www.bsquare.com/proxy.

BSQUARE CORPORATION

PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS

PROCEDURAL MATTERS

General

The enclosed proxy is solicited by the Board of Directors of BSQUARE Corporation, a Washington corporation, for use at the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, June 24, 2014 at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Company’s principal executive offices at 110 110th Avenue NE, Suite 300, Bellevue, Washington 98004. The Company’s telephone number at its principal executive offices is (425) 519-5900. As used in this proxy statement, “we,” “us,” “our” and the “Company” refer to BSQUARE Corporation.

These proxy solicitation materials were mailed on or about May 14, 2014 to all shareholders entitled to vote at the Annual Meeting.

Record Date and Outstanding Shares

Only shareholders of record at the close of business on April 21, 2014 (the “record date”) are entitled to receive notice of and to vote at the Annual Meeting. The only outstanding voting securities of the Company are shares of common stock, no par value. As of the record date, 11,474,309 shares of our common stock were issued and outstanding, held by 127 shareholders of record.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to its use by delivering to the Secretary of the Company, at the address referenced above, a written instrument revoking the proxy or delivering a duly executed proxy bearing a later date (in either case no later than the close of business on June 23, 2014) or by attending the Annual Meeting and voting in person.

Voting and Solicitation

Each holder of common stock is entitled to one vote for each share held.

This solicitation of proxies is made by our Board of Directors, and all related costs will be borne by the Company. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers or other employees without the payment of any additional consideration. Solicitation of proxies may be made by mail, by telephone, by email, in person or otherwise.

Shareholders of Record and “Street Name” Holders

Where shares are registered directly in the holder’s name, that holder is the shareholder of record with respect to those shares. If shares are held by an intermediary, meaning in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered the shareholder of record as to those shares. Those shares are said to be held in “street name” on behalf of the beneficial owner of the shares. Street name holders generally cannot directly vote their shares, and must instead instruct the broker or other nominee how to vote their shares using the voting instruction form provided by that broker or other nominee. Many brokers also offer the option of giving voting instructions over the internet or by telephone. Instructions for giving your vote as a street-name holder are provided on your voting instruction form.

Quorum; Abstentions; Broker Non-Votes

At the Annual Meeting, inspectors of election will determine the presence of a quorum and tabulate the results of the voting by shareholders. A quorum exists when holders of a majority of the total number of outstanding shares of common stock that are entitled to vote at the Annual Meeting are present at the Annual Meeting in person or by proxy. A quorum is necessary for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” will be included in determining the presence of a quorum at the Annual Meeting.

Broker non-votes can occur as to shares held in street name. Under the current rules that govern brokers and other nominee holders of record, if you do not give instructions to your broker or other nominee, it will be able to vote your shares only with respect to proposals for which it has discretionary voting authority. A “broker non-vote” occurs when a broker or other nominee submits a proxy for the Annual Meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal, and has not received instructions from the beneficial owner.

The election of director (Proposal No. 1) and the advisory vote on the compensation of our named executive officers (Proposal No. 2) are proposals for which brokers do not have discretionary voting authority. If you do not instruct your broker how to vote on these proposals, your broker will not vote on them and those non-votes will be counted as broker non-votes. The ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm (Proposal No. 3) is considered to be discretionary and your brokerage firm will be able to vote on this proposal even if it does not receive instructions from you, as long as it holds your shares in its name.

Abstentions and broker non-votes are treated as shares present for the purpose of determining whether there is a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are not counted for determining the number of votes cast, and therefore will not affect the outcome of the vote on any of the proposals in this proxy statement.

Required Votes and Voting

Assuming that a quorum is present at the Annual Meeting, the following votes will be required:

•	With regard to Proposal No. 1, the nominee for election to the Board of Directors who receives the greatest number of votes cast “for” the election of the director by the shares present, in person or by proxy, will be elected to the Board of Directors. Shareholders are not entitled to cumulate votes in the election of directors.

•	With regard to Proposals No. 2 and 3, approval of the proposal requires that the votes cast in favor of the proposal exceed the votes cast against it.

All shares entitled to vote and represented by properly executed, unrevoked proxies received before the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions given on those proxies. If no instructions are given on a properly executed proxy, the shares represented by that proxy will be voted as follows:

FOR the director nominee named in Proposal No. 1 of this proxy statement;

FOR Proposal No. 2, to approve the compensation of our named executive officers as disclosed in this proxy statement; and

FOR Proposal No. 3, to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm.

If any other matters are properly presented for consideration at the Annual Meeting, which may include, for example, a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters as they deem advisable. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Deadlines for Receipt of Shareholder Proposals

Shareholder proposals may be included in our proxy statement and form of proxy for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, regarding the inclusion of shareholder proposals in company-sponsored proxy materials. We currently anticipate holding our 2015 annual meeting of shareholders in June 2015, although the Board may decide to schedule the meeting for a different date. For a shareholder proposal to be considered pursuant to Rule 14a-8 for inclusion in our proxy statement and form of proxy for the annual meeting to be held in 2015, we must receive the proposal at our principal executive offices, addressed to the Secretary of the Company, no later than January 14, 2015. Submitting a shareholder proposal or director nomination does not guarantee that it will be included in the Company’s proxy statement and form of proxy.

In addition, a shareholder proposal that is not intended for inclusion in the Company’s proxy statement and form of proxy under Rule 14a-8 shall be considered “timely” within the provisions of our Bylaws and may be brought before the 2015 annual meeting of shareholders provided that we receive information and notice of the proposal in compliance with the requirements set forth in our Bylaws, addressed to the Secretary of the Company at our principal executive offices, no later than March 26, 2015. A copy of the full text of our Bylaws may be obtained by writing to the Secretary of the Company at our principal executive offices.

We strongly encourage any shareholder interested in submitting a proposal to contact the Secretary of the Company in advance of these deadlines to discuss any proposal he or she is considering, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. All notices of shareholder proposals, whether or not intended to be included in the Company’s proxy materials, should be in writing and sent to our principal executive offices, located at: BSQUARE Corporation, 110 110th Avenue NE, Suite 300, Bellevue, Washington 98004, Attention: Secretary.

PROPOSAL NO. 1

ELECTION OF DIRECTOR

General

Our Articles of Incorporation provide that the Board of Directors has seven seats. One seat is currently unoccupied, as Brian T. Crowley stepped down from his role as a director on September 23, 2013, as described in the Current Report on Form 8-K we filed with the Securities and Exchange Commission (“SEC”) on September 23, 2013. Mr. Crowley also stepped down as the Company’s President and Chief Executive Officer effective September 30, 2013. Jerry D. Chase, a member of our Board of Directors, served as our Interim Chief Executive Officer from September 23, 2013 to February 24, 2014, and has served as our President and Chief Executive Officer since February 24, 2014. The Governance and Nominating Committee and the Board of Directors have decided to leave the open director position vacant at this time until a qualified candidate has been identified. We have recently engaged a third-party search firm to assist in identifying and evaluating potential director candidates.

The Board of Directors is currently divided into three classes, with each class having a three-year term. At the 2013 annual meeting, our shareholders voted on a Company proposal to declassify the Board of Directors, such that all directors would serve one-year terms, subject to nomination and reelection at each annual meeting. However, this proposal failed to achieve the required approval by a majority of our common stock outstanding.

A director serves in office until his or her respective successor is duly elected and qualified, unless the director is removed, resigns or, by reason of death or other cause, is unable to serve in the capacity of director. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. Set forth below is certain information furnished to us by the director nominee and by each of the incumbent directors whose terms will continue following the Annual Meeting. There are no family relationships among any of our directors or officers.

Nominee for Director

One Class II director is to be elected at the Annual Meeting for a three-year term ending in 2017. The Governance and Nominating Committee of the Board of Directors has nominated Andrew S.G. Harries for election as Class II director. Mr. Harries is a current director and Chairman the Board. Mr. Harries was appointed by the Board in November 2012.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of Andrew S.G. Harries to the Board of Directors. He has indicated that he will serve if elected. The Company does not anticipate that Mr. Harries will be unable or unwilling to stand for election, but if that occurs, all proxies received may be voted by the proxy holders for another person nominated by the Governance and Nominating Committee. As there is one nominee, proxies cannot be voted for more than one person.

Vote Required for Election of Director

If a quorum is present, the nominee for election to the Board of Directors receiving the greatest number of votes cast “for” the election of the director by the shares present, in person or by proxy, will be elected to the Board of Directors.

Nominee and Continuing Directors

The names and certain information as of the record date about the nominee and each director continuing in office after the Annual Meeting are set forth below. As disclosed in the Current Report on Form 8-K we filed with the SEC on July 1, 2013, effective July 1, 2013 Elwood D. Howse, Jr. and Scot E. Land resigned from the Board of Directors. There were no disagreements as contemplated by Item 5.02(a) of Form 8-K. Also effective July 1, 2013, upon the recommendation of the Governance and Nominating Committee of the Board, Jerry D. Chase and Harel Kodesh were appointed as members of the Board to fill the vacancies created by the resignations of Messrs. Howse and Land. In addition, as previously noted, Mr. Crowley stepped down from the Board on September 23, 2013.

Name of Director Nominee	Age	Position	Director Since	Term Expires
Andrew S.G. Harries	52	Chairman of the Board	2012	2014 (Class II)

Name of Continuing Director	Age	Position	Director Since	Term Expires
Jerry D. Chase	54	Director; President and	2013	2015 (Class III)
		Chief Executive Officer
Elliott H. Jurgensen, Jr	69	Director	2003	2016 (Class I)
Harel Kodesh	55	Director	2013	2016 (Class I)
William D. Savoy	49	Director	2004	2015 (Class III)
Kendra A. VanderMeulen	62	Director	2005	2016 (Class I)

Andrew S.G. Harries has been a director since November 2012 and has served as the Chairman of the Board since July 2013. Mr. Harries was a co-founder of Sierra Wireless (NASDAQ: SWIR), a NASDAQ-listed wireless devices and applications vendor, and previously served as Sierra’s Senior Vice President of Sales, Marketing and Operations. Mr. Harries also was the co-founder of Zeugma Systems Inc. where he served as the President, CEO and board member from October 2004 until Tellabs Inc. acquired substantially all of Zeugma in November 2010, after which Mr. Harries provided consulting services to Zeugma until December 2011. During his career, Mr. Harries has also held a variety of positions at Motorola Inc., and currently runs his own advisory and consulting practice. He currently serves on the boards of directors of Norsat International, Inc., a publicly held company that provides data, audio and video communications solutions for challenging environments; 8.5x14 Media Corp., a privately held company that provides enterprise software as a service; and Science World British Columbia, a world class interactive science museum. Mr. Harries holds a Master of Business Administration, Marketing and Finance from Simon Fraser University. The Board of Directors has concluded that Mr. Harries should serve as a director because of his embedded technology industry expertise and extensive management and sales and marketing experience. He also has experience as a public company board member.

Jerry D. Chase has been a director since July 2013. He served as our Interim Chief Executive Officer from September 2013 to February 2014, and has been our President and Chief Executive Officer since February 2014. From September 2004 to July 2007, Mr. Chase served as CEO and director of Terayon (TERN), a publicly traded cable, satellite and telecom supplier of digital video networking applications. From February 2008 to June 2011, Mr. Chase served as CEO and director of Lantronix (LTRX), a publicly traded provider of secure software, and embedded and external hardware solutions. Prior to serving as the CEO of Terayon, Mr. Chase was Chairman and CEO of Thales Broadcast & Multimedia (TBM), a supplier of transmission, digital video and test equipment to television and radio broadcast and telecom broadband markets based in Paris, France. Earlier in his career, Mr. Chase was General Manager of Magnitude Compression Systems at General Instrument, Inc. and Vice President, Systems Engineering & Program Management at Scientific Atlanta. Mr. Chase is a former United States Marine Corps Officer. Mr. Chase has an M.B.A. from Harvard Graduate School of Business Administration and a B.S. in Business Administration, Magna Cum Laude from East Carolina University. Mr. Chase currently serves as a board member of East Carolina University’s BB&T Center for Leadership Development. The Board of Directors has concluded that Mr. Chase should serve as a director because of his broad and significant experience in the technology industry, including as the chief executive officer of several software and hardware technology companies. As our President and Chief Executive Officer, Mr. Chase has first-hand knowledge of our business and provides valuable insight with respect to our operations and strategic opportunities. In addition, he also has experience as a public company board member, and has significant turnaround management experience.

Elliott H. Jurgensen, Jr. has been a director since January 2003 and served as Chairman of the Board from October 2008 to July 2013. Mr. Jurgensen retired from KPMG LLP, an international public accounting firm, in January 2003 after 32 years, including 23 years as an audit partner. During his public accounting career at KPMG, he held a number of leadership positions, including Managing Partner of the Bellevue, Washington office from 1982 to 1991 and Managing partner of the Seattle, Washington office from 1993 to 2002. He is also a director of ASG Consolidated LLC, a large privately owned seafood catcher processor company, and Tableau Software, Inc., a publicly owned business intelligence software company. Mr. Jurgensen was also a director of McCormick & Schmick’s Seafood Restaurants, Inc., a publicly owned restaurant operating company, from July 2004 until December 2011 when it was sold; a director of Isilon Systems, Inc., a publicly owned data storage and management company from April 2006 to December 2010 when it was sold; and a director of Varolii Corporation, a privately owned software messaging service company, from August 2007 to June 2011 when he resigned. Mr. Jurgensen has a B.S. in accounting from San Jose State University. His career at KPMG gives him the requisite experience to qualify as an “audit committee financial expert” having “financial sophistication” for audit committee purposes. The Board of Directors has concluded that Mr. Jurgensen should serve as a director because he brings to our Board of Directors substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing publicly-traded companies, and a deep understanding of accounting principles and financial reporting rules and regulations. He also brings professional service expertise, technology industry experience, experience as a public company board member, and sales and marketing experience at KPMG.

Harel Kodesh has been a director since July 2013. He currently serves as the Chief Executive Officer and a director of Nurego Inc., a company dedicated to Cloud Business Operation Management Systems, and is also a director of BluePhoenix Solutions Ltd. (BPHX), a publicly held IT software solutions provider. Previously Mr. Kodesh managed the Cloud Infrastructure Business at EMC, served as the CEO of Mozy, a wholly owned subsidiary of EMC dedicated to backup as a Service. Between 2003 and 2008 Mr. Kordesh worked at Amdocs, serving as its Chief Product Officer and member of the management board where he had overall responsibility for Amdocs’ product lineup. Prior to Amdocs, Mr. Kodesh served as the CEO of Wingcast, a joint venture between the Ford Motor Company and Qualcomm that developed a worldwide telematics solution. Before that, until 2000, he held a variety of executive positions at Microsoft in Redmond, Washington, most recently, as the Vice President and founder of the Information Appliances Division where he led the development and marketing of the Microsoft Windows CE (also known as Windows Mobile) operating system and pioneered Microsoft’s mobility business through products like PocketPC, AutoPC, Microsoft’s Smartphone and others. Earlier in his career at Microsoft, Harel managed the Object Linking and Embedding (OLE) team, which created the Component Object Model, a key technology used in the Windows operating system. He also previously worked for Motorola, where he managed a team responsible for Motorola’s early efforts in wireless data. Mr. Kodesh holds a Bachelor of Science degree in computer engineering and a Master of Science degree in electrical engineering from the Technion, Israel Institute of Technology. The Board of Directors has concluded that Mr. Kodesh should serve as a director because of his deep expertise and experience with respect to Microsoft’s mobility and embedded business as well as in telematics, enabling him to provide our management team and Board of Directors with valuable strategic leadership and advice. In addition, his experience as a chief executive officer and in various other executive roles allows him to provide important operational and executive leadership guidance.

William D. Savoy has been a director since May 2004. Between 2004 and 2007, Mr. Savoy consulted with The Muckleshoot Indian Tribe on investment-related matters, strategic planning and economic development. Mr. Savoy served as a consultant for Vulcan Inc., an investment entity that manages the personal financial activities of Paul Allen, from September 2003 to December 2005. Vulcan Inc. resulted from the consolidation in 2000 of Vulcan Ventures Inc., a venture capital fund, and Vulcan Northwest. Mr. Savoy served in various capacities at Vulcan Inc. and its predecessors from 1988 to September 2003, most recently as President of the portfolio and asset management division, managing Vulcan’s commercial real estate, hedge fund, treasury and other financial activities, and as President of both Vulcan Northwest and Vulcan Ventures. Mr. Savoy served as President and Chief Executive Officer of Layered, Inc., a software company, from June 1989 until its sale in June 1990 and as its Chief Financial Officer from August 1988 to June 1989. He also previously served as a director of Drugstore.com, a publicly traded company, where he was a member of the audit committee and chairman of the compensation committee. Mr. Savoy received a B.S. in computer science, accounting and finance from Atlantic Union College. Mr. Savoy has financial expertise, industry experience with portfolio companies, experience managing product development, and mergers and acquisitions and he has held board positions with other publicly traded companies. He also has indirect experience managing engineering efforts. The Board of Directors has concluded that Mr. Savoy should serve as a director because his experience as a chief executive officer, and in various other executive roles, has provided him with broad leadership and executive experience, which contributes operational knowledge and strategic planning skills, along with knowledge important to our corporate development and our mergers and acquisitions activities.

Kendra A. VanderMeulen has been a director since March 2005. Ms. VanderMeulen is currently the President of the National Christian Foundation, Seattle, a position she has held since 2007. She served as Executive Vice President, Mobile at InfoSpace from May 2003 to December 2004, and is an active board member or advisor to a variety of privately held companies in the wireless Internet arena, including Inrix, Inc. Ms. VanderMeulen joined AT&T Wireless (formerly McCaw Cellular Communications) in 1994 to lead the formation of the wireless data division. Prior to McCaw Cellular Communications, Ms. VanderMeulen served as Chief Operating Officer and President of the Communications Systems Group of Cincinnati Bell Information Systems (now Convergys). She also held a variety of business and technical management positions at AT&T in the fields of software development, voice processing, and signaling systems. Ms. VanderMeulen received a B.S. in mathematics from Marietta College and an M.S. in computer science from Ohio State University. She is the recipient of the 1999 Catherine B. Cleary award as the outstanding woman leader of AT&T. Ms. VanderMeulen has broad industry experience both in management and as a board member. She also brings experience in managing product development, sales and marketing efforts, mergers and acquisitions, and directly managing engineering efforts. The Board of Directors has concluded that Ms. VanderMeulen should serve as a director because of her experience in and deep understanding of the wireless Internet industry in which we compete. Her experience at AT&T has provided her with broad leadership and executive abilities, and her outside board experience as director of other technology companies enables her to provide essential strategic and corporate governance leadership to our management team and Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF MR. HARRIES TO THE BOARD OF DIRECTORS.

Executive Officers

The names and certain information about our executive officers as of the record date are set forth below:

Name	Age	Position
Jerry D. Chase	54	President and Chief Executive Officer, Director
Scott C. Mahan	49	Senior Vice President, Operations; Chief Financial Officer; Secretary; and Treasurer
Mark D. Whiteside	51	Vice President, Solution Sales and Services

Mr. Chase’s biographical details are set out under the heading “Nominee and Continuing Directors.”

Scott C. Mahan, our Senior Vice President, Operations, Chief Financial Officer, Secretary and Treasurer, joined BSQUARE in January 2004. From October 2003 to December 2003, Mr. Mahan served as a consultant to BSQUARE. From February 2003 to July 2003, Mr. Mahan served as the Interim Chief Financial Officer and Head of Business & Corporate Development at Cranium, Inc., a games manufacturer. From March 2002 to November 2002, Mr. Mahan served as Chief Operating Officer at Xylo, Inc., a company that provided human resource technology and services to Fortune 1000 companies, and from June 1998 to December 2001 as Chief Financial Officer and Vice President, Administration at Qpass, Inc, a provider of billing services to wireless carriers. Prior to that, Mr. Mahan also held roles at Sequel Technology Corporation, Spry, Inc., Paccar Inc. and Ernst & Young LLP. Mr. Mahan holds a B.S. in management from Tulane University.

Mark D. Whiteside, our Vice President, Solution Sales and Services, joined BSQUARE in May 2011, where his duties include managing the Company’s consulting services resources for design, development, project management and education. Prior to this role, he was a Wireless Services Executive with IBM. Prior to that, from 2004 to 2007, Mr. Whiteside was the Chief Operating Officer at Vallent Inc., a wireless performance management software provider which was purchased by IBM. Mr. Whiteside has held a number of other executive roles in global technology companies, including EMEA Vice President Wireless Services based in London for Marconi PLC and Global Vice President of Services for MSI, a mediation middleware company purchased by Marconi PLC. He was also General Manager of International Business at Holocentric and Director of Customer Services, Asia Pacific based in Singapore for Sequent Computers. Mr. Whiteside holds a Bachelor of Arts in Computer Sciences from the University of California, San Diego.

CORPORATE GOVERNANCE

Board of Directors Leadership Structure

The Board of Directors has adopted a structure under which the Chairman of the Board is an independent director. We believe that having a Chairman independent of management provides effective leadership for the Board of Directors and helps ensure critical and independent thinking with respect to the Company’s strategy and performance. Our Chief Executive Officer has generally also been a member of the Board of Directors, as the sole management representative on the Board of Directors. Mr. Chase is a director as well as our President and Chief Executive Officer. We believe this is important to make information and insight about the Company directly available to the directors in their deliberations. Our Board of Directors believes that separating the Chief Executive Officer and Chairman of the Board roles and also having the Chairman of the Board role represented by an independent director is the appropriate leadership structure for our Company at this time and demonstrates our commitment to effective corporate governance.

Our Chairman of the Board is responsible for the effective functioning of our Board of Directors, enhancing its efficacy by guiding Board of Directors processes and presiding at Board of Directors meetings and executive sessions of the independent directors. Our Chairman presides at shareholder meetings and ensures that directors receive appropriate information from our Company to fulfill their responsibilities. Our Chairman also acts as a liaison between our Board of Directors and executive management, promoting clear and open communication between management and the Board of Directors.

Board of Directors Role in Risk Oversight

Our Board of Directors has responsibility for the oversight of risk management. Our Board, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our Company and the steps we take to manage them. While our Board is ultimately responsible for risk oversight at our Company, our Board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. In particular, our Audit Committee focuses on financial and accounting risks. Our Governance and Nominating Committee focuses on the management of risks associated with Board organization, membership, structure and corporate governance. Finally, our Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and related to succession planning for our executive officers.

Board of Directors Independence

The Board of Directors has determined that, after consideration of all relevant factors, Messrs. Harries, Jurgensen, Kodesh, Savoy and Ms. VanderMeulen, constituting a majority of our Board of Directors, qualify as “independent” directors as defined under applicable rules of The NASDAQ Stock Market LLC (“Nasdaq”) and that such directors do not have any relationship with the Company that would interfere with the exercise of their independent business judgment.

Standing Committees and Attendance

The Board of Directors held a total of 16 meetings during 2013. The Board has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. Information about these committees and committee meetings is set forth below.

Audit Committee

The Audit Committee comprises Messrs. Jurgensen (Committee Chair), Harries and Savoy. The Board of Directors has determined that, after consideration of all relevant factors, Messrs. Jurgensen, Harries and Savoy qualify as “independent” directors under applicable SEC and Nasdaq rules. Each member of the Audit Committee is able to read and understand fundamental financial statements, including our consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows. Further, no member of the Audit Committee has participated in the preparation of our consolidated financial statements, or those of any current subsidiary of the Company, at any time during the past three years. The Board of Directors has designated Mr. Jurgensen as the “audit committee financial expert” as defined under applicable SEC rules and has determined that Mr. Jurgensen possesses the requisite “financial sophistication” under applicable Nasdaq rules.

The Audit Committee is responsible for overseeing our independent auditors, including their selection, retention and compensation, reviewing and approving the scope of audit and other services by our independent auditors, reviewing the accounting policies, judgments and assumptions used in the preparation of our financial statements and reviewing the results of our audits. The Audit Committee is also responsible for reviewing the adequacy and effectiveness of our internal controls and procedures, including risk management, establishing procedures regarding complaints concerning accounting or auditing matters, reviewing and, if appropriate, approving related-party transactions, reviewing compliance with our Code of Business Conduct and Ethics, and reviewing the investment policy of the Company and compliance therewith. The Audit Committee held four meetings during 2013.

The Audit Committee operates under a written charter setting forth the functions and responsibilities of the committee, which is reviewed annually by the committee and amended by the Board of Directors as is determined to be necessary or desirable. A current copy of the Audit Committee charter is available on our website at www.bsquare.com on the Management and Governance page found under the “Company” tab.

Compensation Committee

The Compensation Committee consists of Messrs. Savoy (Committee Chair), Harries and Jurgensen. The Board of Directors has determined that, after consideration of all relevant factors, Messrs. Savoy, Harries and Jurgensen qualify as “independent” and “non-employee” directors under applicable Nasdaq and SEC rules and qualify as “outside directors” pursuant to the Internal Revenue Code and the regulations promulgated thereunder. The Compensation Committee makes recommendations to the Board of Directors regarding the general compensation policies of the Company as well as the compensation plans and specific compensation levels for its executive officers. The Compensation Committee held three meetings during 2013.

The Compensation Committee has a number of functions and responsibilities as delineated in its written charter, which is reviewed annually by the committee and amended by the Board of Directors as is determined to be necessary or desirable. A current copy of the Compensation Committee charter is available on our website at www.bsquare.com on the Management and Governance page found under the “Company” tab.

One of the primary responsibilities of the Compensation Committee is to oversee, and make recommendations to the Board of Directors for its approval of, the compensation programs and performance of our executive officers, which includes the following activities:

•	Establishing the objectives and philosophy of the executive compensation programs;

•	Designing and implementing the compensation programs;

•	Evaluating the performance of executives relative to their attainment of goals under the programs and reporting to the Board of Directors such evaluation information;

•	Evaluating the Company’s succession plan for its Chief Executive Officer;

•	Calculating and establishing payouts and awards under the programs as well as discretionary payouts and awards;

•	Reviewing base salary levels and equity ownership of the executives; and

•	Engaging consultants from time to time, as appropriate, to assist with program design, benchmarking, etc.

Additional information regarding the roles and responsibilities of the Compensation Committee, as well as the role that our executive officers serve in recommending compensation, is set forth below under “Executive Officer Compensation.”

The Compensation Committee also periodically reviews the compensation of the Board of Directors and proposes modifications, as necessary, to the full Board for its consideration.

Governance and Nominating Committee

The Governance and Nominating Committee currently consists of Ms. VanderMeulen (Committee Chair) and Mr. Kodesh. The Board of Directors has determined that, after consideration of all relevant factors, Ms. VanderMeulen and Mr. Kodesh qualify as “independent” directors under applicable Nasdaq rules. The Governance and Nominating Committee held five meetings during 2013.

The Governance and Nominating Committee operates under a written charter setting forth the functions and responsibilities of the committee, which is reviewed annually by the committee and amended by the Board of Directors as is determined to be necessary or desirable. A current copy of the Governance and Nominating Committee charter is available on our website at www.bsquare.com on the Management and Governance page found under the “Company” tab.

The primary responsibilities of the Governance and Nominating Committee are to:

•	Develop and recommend to the Board of Directors criteria for selecting qualified director candidates;

•	Identify individuals qualified to become Board members;

•	Evaluate and select director nominees for each election of directors;

•	Consider the committee structure of the Board of Directors and the qualifications, appointment and removal of committee members;

•	Recommend codes of conduct and codes of ethics applicable to the Company; and

•	Provide oversight in the evaluation of the Board of Directors and each committee.

No director attended fewer than 75% of the aggregate of the meetings of the Board of Directors and committees thereof, if any, upon which such director served during the period for which he or she has been a director or committee member during 2013.

Director Nomination Process

The Board of Directors has determined that director nomination responsibilities should be overseen by the Governance and Nominating Committee (the “Committee”). One of the Committee’s goals is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Although the Committee and the Board of Directors do not have a formal diversity policy, the Board of Directors instructed the Committee to consider such factors as it deems appropriate to develop a Board and committees that are diverse in nature and comprised of experienced and seasoned advisors. Factors considered by the Committee include judgment, knowledge, skill, diversity (including factors such as race, gender and experience), integrity, experience with businesses and other organizations of comparable size, including experience in software products and services, business, finance, administration or public service, the relevance of a candidate’s experience to the needs of the Company and experience of other Board members, familiarity with national and international business matters, experience with accounting rules and practices, the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members, and the extent to which a candidate would be a desirable addition to the Board of Directors and any committees of the Board of Directors. In addition, directors are expected to be able to exercise their best business judgment when acting on behalf of the Company and its shareholders, act ethically at all times and adhere to the applicable provisions of the Company’s Code of Business Conduct and Ethics. Other than consideration of the foregoing and applicable SEC and Nasdaq requirements, unless determined otherwise by the Committee, there are no stated minimum criteria, qualities or skills for director nominees. However, the Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. In addition, at least one member of the Board of Directors serving on the Audit Committee should meet the criteria for an “audit committee financial expert” having the requisite “financial sophistication” under applicable Nasdaq and SEC rules, and a majority of the members of the Board of Directors should meet the definition of “independent director” under applicable Nasdaq rules.

The Committee identifies director nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. The Committee also takes into account an incumbent director’s performance as a Board member. If any member of the Board of Directors does not wish to continue in service, if the Committee decides not to re-nominate a member for reelection, if the Board decided to fill a director position that is currently vacant or if the Board of Directors decides to recommend that the size of the Board of Directors be increased, the Committee identifies the desired skills and experience of a new nominee in light of the criteria described above. Current members of the Board of Directors and management are polled for suggestions as to individuals meeting the Committee’s criteria. Research may also be performed to identify qualified individuals. Nominees for director are selected by a majority of the members of the Committee, with any current directors who may be nominees themselves abstaining from any vote relating to their own nomination.

It is the policy of the Committee to consider suggestions for persons to be nominated for director that are submitted by shareholders. The Committee will evaluate shareholder suggestions for director nominees in the same manner as it evaluates suggestions for director nominees made by management, then-current directors or other appropriate sources. Shareholders suggesting persons as director nominees should send information about a proposed nominee to the Secretary of the Company at our principal executive offices as referenced above at least 120 days before the anniversary of the mailing date of the prior year’s proxy statement. This information should be in writing and should include a signed statement by the proposed nominee that he or she is willing to serve as a director of the Company, a description of the proposed nominee’s relationship to the shareholder and any information that the shareholder feels will fully inform the Committee about the proposed nominee and his or her qualifications. The Committee may request further information from the proposed nominee and the shareholder making the recommendation. In addition, a shareholder may nominate one or more persons for election as a director at our annual meeting of shareholders if the shareholder complies with the notice, information, consent and other provisions relating to shareholder nominees contained in our Bylaws. Please see the section above titled “Deadlines for Receipt of Shareholder Proposals” for important information regarding shareholder proposals. We have recently engaged a third-party search firm to assist in identifying and evaluating potential director candidates.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics in compliance with applicable rules of the SEC that applies to our principal executive officer, our principal financial officer and our principal accounting officer or controller, or persons performing similar functions, as well as to all members of the Board of Directors and all other employees of the Company. A copy of this policy is available on the Management and Governance page on our website at www.bsquare.com or free of charge upon written request to the attention of the Secretary of the Company, by regular mail at our principal executive offices, email to investorrelations@bsquare.com, or fax at 425-519-5998. We will disclose, on our website, any amendment to, or a waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of the Code of Business Conduct and Ethics enumerated in applicable rules of the SEC. There were no such amendments to, or waivers from, our Code of Business Conduct and Ethics during 2013.

2013 Director Compensation

When joining the board, directors receive a one-time grant of 25,000 stock options, which vest quarterly over two years, and, commencing in June 2013, an initial grant of restricted stock units. The Chairman of the Board receives a one-time grant of 50,000 stock options when joining the Board (or 25,000 stock options if appointed as Chairman of the Board while already serving as a director), and, commencing in June 2013, an initial grant of restricted stock units. The number of shares underlying the initial restricted stock unit awards granted to new directors is determined by dividing $50,000 by the Company’s closing stock price on the date of grant (or $75,000 in the case of the Chairman of the Board (or $25,000 if appointed as Chairman of the Board while already serving as a director)) and is prorated based on the date on which such director is appointed. Thereafter, standing directors receive annual grants of restricted stock units, the number of shares underlying which is determined by dividing $50,000 by the Company’s closing stock price on the date of grant ($75,000 in the case of the Chairman of the Board). The annual restricted stock unit awards are granted on the earlier of (i) the day of the annual meeting of the Company’s shareholders or (ii) the last trading day of the Company’s second fiscal quarter. The restricted stock unit awards vest quarterly over one year. All equity awards cease vesting as of the date a director’s service on the Board terminates for any reason; provided that the Board may accelerate the vesting of any outstanding stock award for a director whose service on the Board terminates for any reason other than removal for cause.

The Company also pays annual cash director fees of $30,000 to non-Chair directors and $40,000 to the Chairman of the Board, and annual Board Committee fees to directors who serve on the Audit Committee of $10,000 and $5,000 to directors who serve on other committees. The Chairs of the Governance and Nominating Committee and the Compensation Committee receive additional annual Board Committee fee compensation of $3,000. All cash amounts are payable in quarterly increments. Directors are also reimbursed for reasonable expenses incurred in attending Board of Directors and committee meetings. Mr. Crowley, our former President and Chief Executive Officer and former member of our Board of Directors, did not receive additional compensation for services provided as a director. Mr. Chase, our President and Chief Executive Officer, does not receive additional compensation for services provided as a director, and has not received any such compensation since he was appointed as Interim Chief Executive Officer.

The table below presents the 2013 compensation of our non-employee directors. The compensation of Messrs. Chase and Crowley is described in the Summary Compensation Table in the section titled “Executive Officer Compensation.” As noted above in the section titled “Nominee and Continuing Directors,” effective July 1, 2013 Elwood D. Howse, Jr. and Scot E. Land resigned from the Board of Directors. Also effective July 1, 2013, Mr. Chase and Harel Kodesh were appointed as members of the Board to fill the vacancies created by those resignations.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Total ($)
Andrew S.G. Harries(3)	28,750	81,802	70,000	180,552
Elwood D. Howse(4)	30,000			30,000
Elliott H. Jurgensen, Jr.(5)	52,500	50,000		102,500
Harel Kodesh(6)	8,750	50,000	70,000	128,750
Scot E. Land(7)	33,750			33,750
William D. Savoy(8)	44,250	50,000		94,250
Kendra A. VanderMeulen(9)	38,000	50,000		88,000

(1)	The amounts in this column reflect the aggregate grant-date fair value of restricted stock unit awards, determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 for stock-based compensation. The amounts included reflect only the awards treated as granted in 2013. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these award amounts are set forth in Note 9 (Shareholders’ Equity) to the financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 25, 2014 (the “2013 10-K”).
(2)	The amounts in this column reflect the aggregate grant-date fair value of stock option awards, determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 for stock-based compensation. The amounts included reflect only the awards treated as granted in 2013. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these award amounts are set forth in Note 9 (Shareholders’ Equity) to the financial statements included in Part II, Item 8 of our 2013 10-K.
(3)	Mr. Harries held 50,000 stock options and 15,909 restricted stock units as of December 31, 2013.
(4)	Mr. Howse held 68,750 stock options as of December 31, 2013. The Board of Directors extended the exercise period of Mr. Howse’s vested stock options until the earlier of June 28, 2014 and the expiration of the original 10-year term of such vested stock options.
(5)	Mr. Jurgensen held 57,725 stock options and 9,091 restricted stock units as of December 31, 2013.
(6)	Mr. Kodesh held 25,000 stock options and 13,636 restricted stock units as of December 31, 2013.
(7)	Mr. Land held 68,750 stock options as of December 31, 2013. The Board of Directors extended the exercise period of Mr. Land’s vested stock options until the earlier of June 28, 2014 and the expiration of the original 10-year term of such vested stock options.
(8)	Mr. Savoy held 87,500 stock options and 9,091 restricted stock units as of December 31, 2013.
(9)	Ms. VanderMeulen held 74,125 stock options and 9,091 restricted stock units as of December 31, 2013.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned during the past two fiscal years by (i) the two individuals who served as our chief executive officer during 2013 and (ii) the two most highly compensated executive officers other than the chief executive officer who were serving as executive officers at the end of 2013 and whose total compensation for 2013 exceeded $100,000 (collectively, the “named executive officers”).

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards(1) ($)	Option awards(2) ($)	Nonequity incentive plan compen sation ($)	All other compen sation(3) ($)	Total ($)
Jerry D. Chase(4)	2013	65,506	—	50,000	70,000	—	—	185,506
President and Chief Executive Officer						—
Brian T. Crowley(5)	2013	316,296	—	—	—	—	8,688	324,984
President and Chief Executive Officer	2012	294,039	—	62,850	—	—	6,915	363,804
Scott C. Mahan	2013	230,000	25,000	—	—	—	8,700	263,700
Sr. Vice President, Operations, Chief Financial Officer, Secretary and Treasurer	2012	229,154	—	41,900	—	—	8,675	279,728
Michael Stipe(6)	2013	225,000	4,368	—	—	114,074	9,202	352,644
Sr. Vice President, Worldwide Sales and Marketing

(1)	The amounts in this column reflect the aggregate grant-date fair value of restricted stock unit awards, determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 for stock-based compensation. The amounts included for a particular year reflect only the awards treated as granted in that year. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these award amounts are set forth in Note 9 (Shareholders’ Equity) to the financial statements included in Part II, Item 8 of our 2013 10-K.
(2)	The amounts in this column reflect the aggregate grant-date fair value of stock option awards, determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 for stock-based compensation. The amounts included for a particular year reflect only the awards treated as granted in that year. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these award amounts are set forth in Note 9 (Shareholders’ Equity) to the financial statements included in Part II, Item 8 of our 2013 10-K.
(3)	Represents 401(k) matching employer contributions, premiums paid by the Company under a group life insurance plan, and an allowance for mobile telephone and data service, which includes personal use.
(4)	Mr. Chase was appointed as Interim Chief Executive Officer in September 2013. In February 2014 the Board appointed Mr. Chase as President and Chief Executive Officer.
(5)	Mr. Crowley stepped down as President and Chief Executive Officer and as a director in September 2013.
(6)	Mr. Stipe stepped down as Senior Vice President, Worldwide Sales and Marketing effective as of December 31, 2013. Mr. Stipe’s compensation for 2012 is not included because he was not a named executive officer that year.

Employment Agreements with Named Executive Officers

We have agreements with our named executive officers, which include provisions regarding post-termination compensation. We do not have a formal severance policy or plan applicable to our executive officers as a group.

Under our agreement with Mr. Chase dated February 24, 2014, he receives an annual salary of $325,000, was granted 7,500 restricted stock units (“RSUs”) and options to purchase 165,000 shares of the Company’s common stock, and is eligible to receive an annual bonus under the Company’s Annual Executive Bonus Program equal to 77% of his annual salary at 100% achievement. The RSUs and options vest as follows: 33% shall vest on February 26, 2015, and the balance will vest in equal monthly installments for two years thereafter. In the event Mr. Chase’s employment is terminated by the Company when neither cause nor long term disability exists (as such terms are defined in the agreement), subject to execution of a release by Mr. Chase of any employment-related claims, he shall be entitled to receive severance equal to 12 months of his then annual base salary and a pro rata portion of his annual bonus as determined by the Compensation Committee, payable on the Company’s regular payroll schedule. Immediately prior to a change of control of the Company (as defined in the agreement), all of Mr. Chase’s unvested stock options and restricted stock shall become fully vested and immediately exercisable. Moreover, in the event that, within 18 months after a change of control of the Company, Mr. Chase’s employment is terminated when neither cause nor long term disability exists or Mr. Chase terminates his employment for good reason (as defined in the agreement), subject to execution of a release by Mr. Chase of any employment-related claims, he shall be entitled to receive a one-time lump sum severance payment equal to 18 months of his then annual base salary plus a percentage of his target annual bonus as determined by the Compensation Committee (which shall be 66% for 2014). The Company has agreed to make a tax “gross up” payment to Mr. Chase in the event that payments under his agreement would subject him to the IRS parachute excise tax.

Under our amended and restated agreement with Mr. Mahan dated effective February 21, 2014, he receives an annual salary of $277,957, was granted 3,000 RSUs and options to purchase 60,000 shares of the Company’s common stock, and is eligible to receive an annual bonus under the Company’s Annual Executive Bonus Program equal to 50% of his annual salary at 100% achievement. The RSUs and options vest as follows: 33% shall vest on February 26, 2015, and the balance will vest in equal monthly installments for two years thereafter. In the event Mr. Mahan’s employment is terminated by the Company when neither cause nor long term disability exists (as such terms are defined in the agreement), subject to execution of a release by Mr. Mahan of any employment-related claims, he shall be entitled to receive severance equal to nine months of his then annual base salary and a pro rata portion of his annual bonus as determined by the Compensation Committee, payable on the Company’s regular payroll schedule. Immediately prior to a change of control of the Company (as defined in the agreement), all of Mr. Mahan’s unvested stock options and restricted stock shall become fully vested and immediately exercisable. Moreover, in the event that, within 12 months after a change of control of the Company, Mr. Mahan’s employment is terminated when neither cause nor long term disability exists or Mr. Mahan terminates his employment for good reason (as defined in the agreement), subject to execution of a release by Mr. Mahan of any employment-related claims, he shall be entitled to receive a one-time lump sum severance payment equal to 12 months of his then annual base salary plus a percentage of his target annual bonus as determined by the Compensation Committee (which shall be 66% for 2014). The Company has agreed to make a tax “gross up” payment to Mr. Mahan in the event that payments under his agreement would subject him to the IRS parachute excise tax.

In connection with his termination effective December 31, 2013, Mr. Stipe entered into a separation and release agreement with us under which he receives severance payments equal to seven months of his combined base salary and monthly on-target commission amount, paid on our normal payroll schedule. In addition, the Company subsidized Mr. Stipe’s COBRA costs through March 31, 2014 to the same extent that we subsidize other employees with similar benefit elections.

In connection with his termination effective September 30, 2013, Mr. Crowley entered into a separation and release agreement with us, and he received severance payments equal to six months of his base salary paid on our normal payroll schedule. The vesting of his equity awards post-termination continued to March 31, 2014, after which he will have until June 30, 2014 to exercise any outstanding stock options. In addition, the Company subsidized Mr. Crowley’s COBRA costs through March 31, 2014 to the same extent that we subsidize other employees with similar benefit elections.

Although the terms of our Fourth Amended and Restated Stock Plan (the “Stock Plan”) do not specifically provide for accelerated vesting of equity awards for participants in the event of a change in control, the Stock Plan provides that individual equity award agreements may provide for accelerated vesting in connection with certain transactions defined in the Stock Plan (including certain change-in-control transactions). In addition, the Stock Plan provides that the Board of Directors may elect to accelerate vesting for any Stock Plan participant at such times and in such amounts as the Board of Directors determines.

Determination of Compensation

Total Compensation

For purposes of evaluating executive officer total compensation including base salary, discretionary bonus, equity awards and incentive compensation, the Compensation Committee primarily considers two factors:

•	Benchmark data: Historically, the Compensation Committee has engaged a compensation consultant on an annual basis to review and benchmark our executive compensation programs.

•	Company and individual-specific factors: In addition to considering compensation levels of executives at similarly sized regional public companies, the Compensation Committee, in conjunction with the Chief Executive Officer, reviews the Company’s financial performance objectives as well as non-financial performance objectives applicable to each executive (other than the Chief Executive Officer). The Company’s financial performance objectives are determined through collaboration with the Chief Executive Officer, the Board of Directors and the Compensation Committee. The non-financial performance objectives applicable to each executive officer (other than the Chief Executive Officer) are determined in collaboration with the Chief Executive Officer, the executive officer and the Compensation Committee. The Compensation Committee, without input from the Chief Executive Officer, determines the financial and non-financial performance objectives applicable to the Chief Executive Officer. These objectives and associated awards are governed by the Annual Executive Bonus Program (“AEBP”) with respect to executive officers who are not members of the sales team. Those executive officers who are also members of the sales team participate in individual sales compensation plans. The AEBP for 2013 is described below under “Incentive Plan Compensation.”

Base Salary and Discretionary Bonus

The Compensation Committee’s goal is to provide a competitive base salary for our executive officers. The Compensation Committee has not established any formal guidelines for purposes of setting base salaries (such as payment at a particular percentile of the benchmark group), but instead considers the benchmark data along with the Company’s performance and the individual’s performance and experience in determining what represents a competitive salary. The Compensation Committee also considers these factors in its recommendations to the Board of Directors regarding whether and in what amounts to award discretionary cash bonuses, apart from cash awards that may be provided for under incentive plans.

Equity Awards

Longer-term incentives in the form of grants of stock options, restricted stock, restricted stock units and other forms of equity instruments to executive officers are governed by the Stock Plan and are made both under incentive compensation plans and outside of those plans.

The Compensation Committee recommends grants and awards of stock options and other forms of equity instruments awarded to our executive officers under the Stock Plan. Grants and awards recommended by the Compensation Committee are then submitted to the Board of Directors for approval. Stock options have historically been granted at the time of hire of an executive officer. Further, the Compensation Committee periodically reviews the equity ownership of the executive officers and may recommend to the Board of Directors additional awards of equity instruments under the Stock Plan based on a number of factors, including benchmark data, Company performance and individual performance, the vested status of currently outstanding equity awards, the executive’s equity ownership in relation to the other executives and other factors. The Compensation Committee maintains no formal guidelines for these periodic reviews. Stock options are awarded with exercise prices equal to the closing market price per share of our common stock on the grant date.

Incentive Plan Compensation

Our named executive officers also participate in incentive compensation programs as described below. Executive officers of the Company who are not members of the sales team participate in the AEBP, the terms of which vary from year to year. However, Mr. Chase did not participate in the AEBP for 2013 while he served as our Interim

Chief Executive Officer. As our Senior Vice President, Worldwide Sales and Marketing in 2013, Mr. Stipe participated in a sales incentive plan, as described below under “Incentive Sales Compensation Plan,” and thus did not participate in the AEBP for 2013.

The objectives of the AEBP are to:

•	Encourage and reward individual and corporate performance;

•	Seek alignment of executive officers’ compensation with shareholder interests on both a short-term and long-term basis; and

•	Attract and retain highly-qualified executives.

The AEBP is maintained in collaboration among the Compensation Committee, the Board of Directors and the Chief Executive Officer. Payment under the AEBP for 2013 was contingent on the achievement of an adjusted annual net income target for the Company and the achievement of individual objectives set for the executive. Individual objectives may be related to achievements such as growing revenue streams, developing successful new products, maintaining low involuntary employee turnover and improving infrastructure to enhance business velocity.

The bonus amount under the 2013 AEBP was determined by the following formula, the elements of which are described below:

Bonus Amount =	Base Salary * Target Bonus Opportunity * Company Achievement Multiplier (50% to 130%) * Individual Achievement Multipliers (0% to 100%)

Target Bonus Opportunity. The Target Bonus Opportunity for each executive officer is set as a percentage of base salary. The philosophy used by the Compensation Committee in setting the Target Bonus Opportunity was similar to that used in setting base salaries for the executive officers, including consideration of the benchmark data described previously, among other things. The 2013 Target Bonus Opportunity percentages were as follows for the named executive officers:

Title	Target Bonus Opportunity
Chief Executive Officer	65%
Chief Financial Officer	50%

Company Achievement Multiplier. The Compensation Committee, in conjunction with the Chief Executive Officer and Board of Directors, determined the threshold financial measures that the Company must meet in order for executives to earn bonuses under the AEBP. Because reported net income contains equity-based compensation expense, and because the actual amount of compensation expense is variable based on factors largely out of the control of the executive team, the Compensation Committee decided that net income with equity-based expense added back, or “adjusted net income,” would be used as the primary measure for achievement. Additionally, because it is not possible to accurately forecast the amount of executive bonuses earned at the start of the year, and because executive bonuses are not included in the Company’s annual budget, adjusted net income excludes any executive bonus expense. The Compensation Committee also has discretion to make other adjustments based on particular facts and circumstances that may arise. The Compensation Committee set three adjusted net income targets:

Bonus Trigger: This is the minimum amount of adjusted net income that the Company must earn in order for any AEBP bonuses to be paid. Once adjusted net income reaches this amount, the Company Achievement Multiplier is set at 50%.

Bonus Target: This is the target adjusted net income level at which the Company Achievement Multiplier is set at 100%. This number corresponds to the net income number set forth in the 2013 budget that is formally approved by the Board of Directors, with any 2013 equity-based compensation expense estimate added back.

Bonus Cap: This is the adjusted net income level at which the Company Achievement Multiplier capped at 130%. If the Company does not achieve the Bonus Trigger, then the Company Achievement Multiplier is set at 0%, and no bonuses are paid.

When adjusted net income falls between the Bonus Trigger and the Bonus Target, the Company Achievement Multiplier is prorated from 0% to 100%. When adjusted net income falls between the Bonus Target and the Bonus Cap, the Company Achievement Multiplier is prorated from 100% to 130%. If adjusted net income is greater than the Bonus Cap, the Company Achievement Multiplier remains capped at 130%.

For 2013, the financial targets for the Company Achievement Multiplier were as follows:

	Adjusted Net Income			Bonus Percentage
Description	Minimum	Maximum
Below Trigger	$0		$3,663,100	0%
Trigger to Target	$3,663,101		$5,232,999	0% to 100% prorated
Target	$5,233,000		$5,233,000	100%
Above Target	$5,233,001		$6,802,900	100% to 130% prorated
	$6,802,901	$	and above	capped at 130%

Individual Achievement Multiplier. Each executive other than the Chief Executive Officer was assigned objectives by the Chief Executive Officer. The Compensation Committee in conjunction with the Board of Directors determined the Chief Executive Officer’s objectives. Objectives for executives other than the Chief Executive Officer may be modified by the Chief Executive Officer during the year in order to suit current business conditions. Objectives are meant to provide guidance and incentive for each executive in the day to day operation of a particular business function.

Each objective carries a particular weighting, with the sum of all objective weightings adding up to 100%.

At the end of the year, the Chief Executive Officer reviews each objective with the particular executive, and determines if the objective was achieved (0% or 100%), or in the case of a prorated objective, what percentage of the objective was achieved. The Chief Executive Officer’s determination is reviewed by the Compensation Committee. The Compensation Committee reviews the Chief Executive Officer’s achievement of objectives.

The Individual Achievement Multiplier is then determined by multiplying the achievement level of each objective by the assigned weighting for that objective. The results for all objectives are then added together to form the Individual Achievement Multiplier. For example, if an executive had four objectives, each weighted at 25%, the Individual Achievement Multiplier would be determined as follows:

Individual Achievement Multiplier =	(Objective 1 Achievement % * 25%) + (Objective 2 Achievement % * 25%) + (Objective 3 Achievement % * 25%) + (Objective 4 Achievement % * 25%)

As noted above, the objective achievement percentage for pass/fail objectives will be 0% or 100%. For prorated objectives, the objective achievement percentage will be prorated between 0% and 100%, inclusive.

Payment of Bonuses. If an executive earns a bonus under the 2013 AEBP, the mix of consideration depends on the amount of bonus earned. The amount of the bonus which is up to or equal to 50% of the executive’s base salary (or prorated base salary if the executive was not with us for the full year) is paid in cash, with the remainder paid in the form of restricted stock units which vest over two years in four equal installments on the last day of July and December of 2014 and 2015. The total number of restricted stock units in the grant is determined by dividing the non-cash portion of the bonus by the closing price of our common stock on the date of grant. Generally, the Compensation Committee and Chief Executive Officer will attempt to complete bonus calculations as quickly as possible once the fiscal year ends and our finance team has delivered a stable view of adjusted net income for the year. Once the bonus calculations are complete, they must be presented to and approved by the Board of Directors. If restricted stock units are to be awarded to executives, the grant date will be the date that the AEBP awards are approved by the Board of Directors.

Executives must be employed by us at the end of the measurement year in order to be eligible for a bonus. If an executive leaves the employ of the Company before previously awarded restricted stock units have fully vested, any unvested units will be forfeited.

2013 Bonus Amounts. In 2013, our adjusted net income did not reach the minimum trigger, and therefore no bonuses were achieved or paid. The Compensation Committee is currently evaluating the AEBP for 2014.

Incentive Sales Compensation Plan

Sales executives participate in non-equity incentive compensation plans with provisions tailored to the particular individual. The terms of these plans, including the 2013 plan applicable to Mr. Stipe, are determined by agreement with the sales executive each year with respect to a particular year’s incentive compensation, but with terms that are subject to change each quarter. The plan applicable to Mr. Stipe for 2013 provided for percentage commissions tied to Company performance, based on revenue or booked sales from particular business lines. There were no minimum or maximum amounts payable; percentage commissions depended entirely on the Company’s level of achievement with respect to the particular performance measures.

Other Compensation and Perquisites

Executives are eligible to participate in standard benefit plans available to all employees including the Company’s 401(k) retirement plan, medical, dental, disability, vacation and sick leave and life and accident insurance. The same terms apply to all employees for these benefits except where the value of the benefit may be greater for executives due to the fact that they are more highly compensated than most other employees (e.g., disability benefits). However, all executive officers receive a phone allowance of $1,800 per year, as do other employees whose job responsibility requires them to be on call. The individuals receiving the allowance are not reimbursed for normal cell phone usage. We provide no pension or deferred compensation benefits to our executive officers. We have agreed to make tax “gross up” payments to certain of our executives in the event that payments to them would subject them to the IRS parachute excise tax.

Outstanding Equity Awards at Fiscal Year End

The following table presents the outstanding equity awards held by the named executive officers as of December 31, 2013:

	Option Awards						Stock Awards (5)
Name	Grant Date		Number of Securities Underlying Unexercised Options		Option Exercise Price ($) (1)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares Or Units of Stock That Have Not Vested ($) (6)
			Exercisable (#)	Unexercisable (#)
Jerry D. Chase	07/01/2013	(3)	3,125	21,875	2.75	07/01/2023
	07/01/2013	(4)					13,636	48,817

Brian T. Crowley	09/21/2004		125,000	—	2.32	09/21/2014
	03/23/2007		50,000	—	4.34	03/23/2017
	03/20/2008		45,000	—	3.80	03/20/2018
	06/30/2011						18,750	67,125
	02/13/2012						8,437	30,204

Scott C. Mahan	01/07/2004		37,500	—	6.47	01/07/2014
	09/21/2004		62,500	—	2.32	09/21/2014
	03/23/2007		35,000	—	4.34	03/23/2017
	03/20/2008		25,000	—	3.80	03/20/2018
	06/30/2011						11,250	40,275
	02/13/2012						5,625	20,138

Michael Stipe	11/05/2012		12,500		2.95	11/05/2022

(1)	The option exercise price is the closing price of our common stock on the grant date.
(2)	All options outstanding expire ten years from the grant date.
(3)	These options vest quarterly over two years from the grant date.
(4)	This award vests quarterly over one year from the grant date.
(5)	The awards granted on June 30, 2011 are restricted stock units granted by the Board of Directors to compensate certain senior executives for performing their services at below market rates for the preceding years. These awards vest quarterly in equal installments over four years from the grant date. The awards granted on February 13, 2012 are restricted stock units granted by the Board of Directors in order to keep a healthy long-term incentive in place as older grants have vested. These awards vest annually in equal installments over four years from the grant date.
(6)	Based on the closing price of our common stock of $3.58 on December 31, 2013.

Employee Benefit Plans

Equity Compensation Plan Information

The following table presents certain information regarding our common stock that may be issued upon the exercise of options and vesting of restricted stock units granted to employees, consultants or directors as of December 31, 2013:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,573,178	(1)	$3.36	904,766	(2)
Equity compensation plans not approved by security holders	129,825		$3.40	120,175	(3)

(1)	Amount includes 187,382 restricted stock units granted and unvested as of December 31, 2013.
(2)	The Stock Plan does not provide for any automatic annual increase in the number of shares reserved for issuance thereunder.
(3)	Indicates shares of our common stock reserved for issuance under the Company’s 2011 Inducement Award Plan (“Inducement Plan”), which we established in connection with our acquisition of MPC Data Limited in 2011. There were 250,000 shares allocated for award under the Inducement Plan at the time it was adopted. The number of shares available for issuance may be modified by the Board of Directors, subject to SEC and NASDAQ limitations. There were no grants made under the Inducement Plan during 2013.

Fourth Amended and Restated Stock Plan

We have granted options to purchase common stock to our officers, directors, employees and consultants under the Stock Plan. The Stock Plan also enables us to grant restricted stock, restricted stock units and certain other equity-based compensation to our officers, directors, employees and consultants. We awarded restricted stock units to our directors in 2012 and 2013. We also awarded restricted stock units to certain of our officers in 2012.

401(k) Plan

We maintain a tax-qualified 401(k) employee savings and retirement plan for eligible U.S. employees. Eligible employees may elect to defer a percentage of their eligible compensation in the 401(k) plan, subject to the statutorily prescribed annual limit. We may make matching contributions on behalf of all participants in the 401(k) plan in the amount equal to one-half of the first 6% of an employee’s contributions. Matching contributions are subject to a vesting schedule; all other contributions are fully vested at all times. We intend the 401(k) plan to qualify under Sections 401(k) and 501 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or the Company to the 401(k) plan and income earned, if any, on plan contributions are not taxable to employees until withdrawn from the 401(k) plan (except as regards Roth contributions), and so that we will be able to deduct our contributions when made. The trustee of the 401(k) plan, at the direction of each participant, invests the assets of the 401(k) plan in any of a number of investment options.

STOCK OWNERSHIP

Security Ownership of Principal Shareholders, Directors and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 15, 2014 by:

•	each person who is known by us to own beneficially more than five percent of the outstanding shares of common stock;

•	each director of the Company;

•	each of the named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. The number of shares listed below under the heading “Total Common Stock Equivalents” is the aggregate beneficial ownership for each shareholder and includes:

•	common stock beneficially owned;

•	restricted stock awards;

•	currently vested options; and

•	stock options and restricted stock units that are not currently vested but will become vested within 60 days after March 15, 2014.

Of this total amount, the number of shares of common stock underlying options that are currently vested, and stock options and restricted stock units that are not currently vested but will become vested within 60 days after March 15, 2014, are deemed outstanding for the shareholder (the “Deemed Outstanding Shares”) and are also separately listed below under the heading “Number of Shares Underlying Options and RSUs.” For purposes of calculating the number of shares beneficially owned by a shareholder, director or executive officer and resulting percentage ownership, the Deemed Outstanding Shares are not treated as outstanding for the purpose of computing the percentage ownership of common stock outstanding of any other person. This table is based on information supplied by officers, directors, principal shareholders and filings made with the SEC. Percentage ownership is based on 11,428,680 shares of common stock outstanding as of March 15, 2014.

Unless otherwise noted below, the address for each shareholder listed below is: c/o BSQUARE Corporation, 110 110th Avenue NE, Suite 300, Bellevue, Washington 98004. Unless otherwise noted, each of the shareholders listed below has sole investment and voting power with respect to the common stock indicated, except to the extent shared by spouses under applicable law.

Name and Address of Beneficial Owner	Total Common Stock Equivalents	Number of Shares Underlying Options and RSUs	Percent of Common Stock Equivalents
5% Owners:
Palogic Value Management, L.P. (1)	869,414	—	7.6%
1700 Pacific Avenue
Suite 4535
Dallas, TX 75201
Renaissance Technologies LLC (2)	641,975	—	5.6%
800 Third Ave, 33rd Floor
New York, NY 10022

Directors and Executive Officers:
Jerry D. Chase	26,512	13,921	*
Andrew S.G. Harries	79,235	34,943	*
Elliott H. Jurgensen, Jr.	194,540	56,021	1.7%
Harel Kodesh	23,012	13,921	*
William D. Savoy	175,389	92,046	1.5%
Kendra A. VanderMeulen	141,014	78,671	1.2%
Brian T. Crowley (3)	257,200	137,063	2.3%
Scott C. Mahan	195,081	125,000	1.7%
Michael Stipe	12,500	12,500	*
All executive officers and directors as a group (4)	904,635	467,023	7.6%

*	Less than one percent.

(1)	The indicated ownership is based solely on a Schedule 13G/A filed with the SEC on January 28, 2014 by the reporting person and may have changed since the date of its filing.
(2)	The indicated ownership is based solely on a Schedule 13G/A filed with the SEC on February 13, 2014 by the reporting person and may have changed since the date of its filing.
(3)	As noted above, Mr. Crowley stepped down as a director and as President and Chief Executive Officer in September 2013. He is included in this table because he is a named executive officer for 2013.
(4)	Includes one additional executive officer in addition to Messrs. Chase, Mahan and Stipe.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulations to furnish to the Company copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the year ended December 31, 2013, its officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities complied with all applicable Section 16(a) filing requirements.

Biographical details of each officer are set forth above under the heading “Executive Officers.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions since January 1, 2012, nor are there any proposed transactions as of the date of this proxy statement, as to which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and in which any related person has or will have a direct or indirect material interest, other than equity and other compensation, termination and other arrangements which are described above under “2013 Director Compensation” and “Executive Officer Compensation.”

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is not binding on the Company, our Board of Directors or our Compensation Committee. Moreover, the vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. However, while this vote is advisory and not binding on us, we will consider your views when determining executive compensation in the future, including seeking to determine the causes of any significant negative voting results to better understand issues and concerns.

Executive compensation is an important matter for us and for our shareholders. The core of our executive compensation philosophy and practice continues to be pay for performance. As discussed in the “Executive Officer Compensation” section above, our executive compensation programs are based on practices that require achievement of challenging goals – goals that will drive us to achieve profitable revenue growth and market share gains, while expanding the global market opportunity for our products, technology and services portfolio, and ultimately leading to long-term shareholder value. We believe our compensation programs are strongly aligned with the long-term interests of our shareholders, and have been and will continue to be effective in incenting the achievement and performance of our executive officers. Compensation of our executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead us successfully in a competitive environment.

Our named executive officers and the compensation of the named executive officers is described in the “Executive Officer Compensation” section of this proxy statement, including our compensation philosophy and objectives and the fiscal 2013 compensation of the named executive officers.

We are asking shareholders to vote on the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC.”

Vote Required

Approval on an advisory basis of the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC requires that the votes cast in favor of the proposal exceed the votes cast against the proposal.

As indicated above, the shareholder vote on this resolution will not be binding on us, the Compensation Committee or the Board of Directors, and will not be construed as overruling any decision by us, the Compensation Committee or the Board. The vote will not be construed to create or imply any change to our fiduciary duties or those of the Compensation Committee or the Board, or to create or imply any additional fiduciary duties for us, the Compensation Committee or the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3

RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm of Moss Adams LLP (“Moss Adams”) has acted as the Company’s auditor since May 2006 and has audited the Company’s financial statements for the years ended December 31, 2013 and 2012. Moss Adams is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report on its audit. A representative of Moss Adams is expected to be present at the Annual Meeting, where he or she will have the opportunity to make a statement and to respond to appropriate questions.

The Audit Committee’s Charter provides that it shall have the sole authority and responsibility to select, evaluate and, if necessary, replace the Company’s independent registered public accounting firm. The Audit Committee has selected Moss Adams as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

The Audit Committee pre-approves all audit and non-audit services performed by the Company’s auditor and the fees to be paid in connection with such services in order to assure that the provision of such services does not impair the auditor’s independence. Unless the Audit Committee provides general pre-approval of a service to be provided by the auditor and the related fees, the service and fees must receive specific pre-approval from the Audit Committee.

INDEPENDENT AUDITORS

Audit Fees

Moss Adams billed the Company for audit fees of $226,737 and $234,898 for the years ended December 31, 2013 and 2012, respectively. These audit fees related to professional services rendered in connection with the audit of the Company’s annual consolidated financial statements, the reviews of the consolidated financial statements included in each of the Company’s quarterly reports on Form 10-Q and accounting services that relate to the audited consolidated financial statements and are necessary to comply with generally accepted auditing standards.

Audit-Related Fees

There were no fees billed for fiscal years 2013 or 2012 for assurance and related services by Moss Adams that were reasonably related to the performance of its audit of our financial statements and not reported under the caption “Audit Fees.”

Tax Fees

There were no fees billed for fiscal years 2013 or 2012 for tax compliance, tax advice or tax planning services rendered to the Company by Moss Adams.

All Other Fees

Moss Adams billed the company $5,000 for an audit of certain general and administrative related expenses during fiscal years 2013 and 2012 related to an international tax credit.

Audit Committee Report

In connection with the Company’s financial statements for the fiscal year ended December 31, 2013, the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with the Company’s independent registered public accounting firm, Moss Adams LLP, the matters required to be discussed by applicable auditing standards; and

•	Received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based upon these reviews and discussions, the Audit Committee approved the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee:

Elliott H. Jurgensen, Jr., Chair

Andrew S.G. Harries

William D. Savoy

Vote Required

The ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm requires that the votes cast in favor of the proposal exceed the votes cast against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

OTHER MATTERS

Shareholder Communications with the Board of Directors and Board Attendance at Annual Shareholder Meetings

Our shareholders may, at any time, communicate in writing with any member or group of members of the Board of Directors by sending such written communication to the attention of the Secretary of the Company by regular mail to our principal executive offices, email to investorrelations@bsquare.com or facsimile at 425-519-5998.

Copies of written communications received by the Secretary of the Company will be provided to the relevant director(s) unless such communications are considered, in the reasonable judgment of the Secretary of the Company, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or our business, or communications that relate to improper or irrelevant topics.

The Chairperson of the Board of Directors is expected to make all reasonable effort to attend the Company’s annual shareholder meeting in person. If the Chairperson is unable to attend an annual shareholder meeting for any reason, at least one other member of the Board of Directors is expected to attend in person. Other members of the Board of Directors are expected to attend the Company’s annual shareholder meeting in person if reasonably possible. Messrs. Chase, Harries, Jurgensen, Kodesh and Savoy and Ms. VanderMeulen attended the 2013 Annual Meeting of Shareholders.

Transaction of Other Business

The Board of Directors of the Company knows of no other matters to be submitted at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be voted in respect thereof as the proxy holders deem advisable.

Annual Report to Shareholders and Form 10-K

Our Annual Report to Shareholders for the year ended December 31, 2013 (which is not a part of our proxy solicitation materials) is being mailed to our shareholders with this proxy statement. A copy of our Annual Report on Form 10-K for the year ended December 31, 2013, without exhibits, is included with the Annual Report to Shareholders.

By Order of the Board of Directors

Scott C. Mahan
Senior Vice President, Operations,
Chief Financial Officer, Secretary and Treasurer

Bellevue, Washington
May 14, 2014

BSQUARE Corporation IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Company’s Board of Directors recommends a vote FOR the nominee for director listed below, a vote FOR proposal 2, and a vote FOR proposal 3. 1. ELECTION OF DIRECTORS Nominee: For Withhold 01 - Andrew S. G. Harries 2. TO APPROVE ON AN ADVISORY BASIS THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS. For Against Abstain 3. PROPOSAL TO RATIFY THE APPOINTMENT OF MOSS ADAMS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014. For Against Abstain B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 1 9 6 6 5 3 2 01U8WB

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on June 24, 2014: The proxy statement and annual report to shareholders are available at www.bsquare.com/proxy. PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. PROXY FOR HOLDERS OF COMMON STOCK OF BSQUARE CORPORATION THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF BSQUARE CORPORATION FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 24, 2014 The undersigned holder of common stock of BSQUARE Corporation, a Washington corporation (the “Company”), hereby acknowledges receipt of the Company’s Notice of Annual Meeting of Shareholders and Proxy Statement and hereby appoints Jerry Chase and Scott C. Mahan, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on Tuesday, June 24, 2014 at 10:00 a.m. local time at the Company’s offices at 110 110th Avenue NE, Suite 300, Bellevue, Washington 98004 and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE NOMINEE FOR DIRECTOR NAMED IN THE ACCOMPANYING PROXY STATEMENT; (2) FOR THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT; (3) FOR RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014; AND (4) AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. (Continued and to be marked, dated and signed, on the other side)